Registration No. 333-

As filed with the Securities and Exchange Commission on May 22, 2023.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vericel Corporation

(Exact name of registrant as specified in its charter)

Michigan	94-3096597
(State or other jurisdiction	(I.R.S. employer identification no.)
of incorporation or organization)

64 Sidney St.

Cambridge, Massachusetts 02139
(Address of principal executive offices) (Zip code)

Vericel Corporation Deferred Compensation Plan
(Full title of the plans)

Dominick Colangelo
President and Chief Executive Officer
Vericel Corporation
64 Sidney St.

Cambridge, Massachusetts 02139
(Name and address of agent for service)

(617) 588-5555

(Telephone Number, Including area code, of Agent for Service)

Copy to:

Keith Townsend

Robert J. Leclerc

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Tel: (404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Vericel Corporation (the “Company”) for the purpose of registering $25,000,000 of deferred compensation obligations of the Company under the Vericel Corporation Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10A PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents previously filed by the Company with the Commission:

a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Commission on February 23, 2023;

b)	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Commission on May 10, 2023;

c)	The Company’s Current Report on Form 8-K filed with the Commission on May 5, 2023;

d)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2022; and

e)	The description of the Company’s Common Stock contained in the Registrant’s registration statement on S-1 dated November 1, 1996, filed with the Commission pursuant to Section 12 of Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The following description of our Deferred Compensation Obligations under the Plan is qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan. As used herein, “Deferred Compensation Obligations” are general unsecured and unfunded obligations to pay deferred compensation in the future in accordance with the terms of the Plan.

The Deferred Compensation Obligations being registered under this Registration Statement are to be offered to non-employee directors and, as determined by the Compensation Committee of the Board of Directors of the Company (the “Board,” and such committee the “Compensation Committee”) in its sole discretion, a select group of management or highly compensated employees of the Company.

The amount of compensation deferred by each participant in the Plan is determined in accordance with the Plan based upon elections by each Plan participant. Pursuant to the Plan, a Plan participant may elect to defer up to 100% of his or her annual base salary, annual bonus and/or cash director fees, as applicable. In addition, a Plan participant may elect to defer up to 100% of each of his or her grants of restricted stock units (“RSUs”) under the Company’s 2022 Omnibus Incentive Plan, as may be amended from time to time (the “Equity Plan”). The Company may also be required, in accordance with employment or other agreements, to contribute amounts to a Plan participant’s Plan Account. The Plan also permits, but does not require, the Company to make discretionary contributions to participants’ Plan Accounts.

Any deferred cash amounts under the Plan are deemed invested in one or more Measurement Funds available under the Plan, as elected by the Plan participant in accordance with the Plan’s procedures. Any deferred RSUs will, at the time the RSU would otherwise vest and become transferable to the Plan participant under the terms of the Equity Plan, but for the election to defer, be reflected on the books of the Company as an unfunded, unsecured promise to deliver to the Plan participant a specific number of actual shares of common stock, no par value of the Company (“Stock”) in the future. All other deferrals under the Plan shall be paid in cash to the Plan participants. Plan participants’ deferrals of cash compensation shall at all times be 100% vested. All unvested contributions to a Plan participant’s account from the Company shall become 100% vested in the event of a Change of Control or upon a Plan participant’s death or disability.

The portion of a Plan participant’s Account attributable to the deferral of RSUs pursuant to the terms of the Plan will automatically and irrevocably be allocated to the Stock Account. Any stock dividends that are paid pursuant to the Equity Plan and related award agreements during any period that a Plan participant holds Stock in a Stock Account, shall be credited to the Plan participant’s Stock Account in the form of additional shares of Stock and shall automatically and irrevocably be deemed to be re-invested in the Stock Account until such amounts are distributed to the Plan participant. Any cash dividends that are paid pursuant to the Equity Plan and related award agreements during any period that a Plan participant holds Stock in a Stock Account shall be credited to the Plan participant’s Cash Account on the date on which the applicable dividend is paid to stockholders generally or such other date as is determined by the Compensation Committee and held in the Cash Account until such amounts are distributed to the Plan participant.

A Plan participant may elect to receive distributions from his or her Plan Accounts in lump sum or annual installment payments. The Deferred Compensation Obligations generally are payable upon the earliest to occur of a Plan participant’s Separation from Service or the date(s) elected by the Plan participant. Upon a qualifying disability, a death, or a Change in Control of the Company, the Deferred Compensation Obligations become immediately payable in a lump sum. The Deferred Compensation Obligations also may become payable or partially payable upon a Plan participant’s qualifying Unforeseeable Emergency. However, any RSU deferrals will only be payable to the extent vested under the terms of the Equity Plan and related award agreements. Any distributions representing RSUs are payable in Stock issued pursuant to the Equity Plan. This Registration Statement relates to the registration of the Deferred Compensation Obligations and not the registration of any shares of Stock issuable upon settlement of any RSU deferrals.

The Deferred Compensation Obligations are not subject to sale, assignment, transfer, pledge, anticipation or mortgage and cannot otherwise be encumbered, transferred, hypothecated, alienated or conveyed in advance of their payment. Before actual payment, the Deferred Compensation Obligations also are not subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Plan participant or any other person, nor are they transferable by operation of law in the event of a Plan participant’s or any other person’s bankruptcy or insolvency or transferable to a spouse as a result of a property settlement or otherwise, including, but not limited to, a domestic relations order. A Plan participant may, in accordance with the Plan’s procedures, designate one or more beneficiaries to receive any Plan benefits payable upon the Plan participant’s death.

However, the Deferred Compensation Obligations are subject to any policy of the Company or any affiliate that provides for forfeiture, disgorgement or clawback with respect to incentive compensation, including any RSU deferrals, and are further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards.

The Plan is administered by the Compensation Committee, which has the power to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, to construe and resolve all questions arising under the Plan, and otherwise to carry out the terms of the Plan. The Company, by action of its Board, may terminate the Plan at any time and, by action of the Board (or the Compensation Committee) may amend the Plan from time to time; provided, however, that no such amendment shall be effective to the extent it reduces the value of a Plan participant’s account under the Plan in existence as of such amendment.

The forgoing description is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 4.2 and incorporated by reference into this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Sections 561 through 571 of the Michigan Business Corporation Act (the “MBCA”) authorize a corporation to grant or a court to award, indemnity to directors, officers, employees and agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Amended and Restated Bylaws of the Company (the “Bylaws”) provide that the Company shall, to the fullest extent authorized or permitted by the MBCA, or other applicable law, indemnify a director or officer who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses, including actual and reasonable attorneys’ fees, and amounts paid in settlement incurred in connection with the action or suit, if the indemnitee acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders. The Bylaws also authorize the Company to advance expenses incurred by any officer or director of the Company in defending any proceeding prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified.

The Bylaws also authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of the MBCA.

The Company has entered into an indemnification agreement with each of its directors (each, an “Agreement”). Each Agreement provides that the Company will indemnify each director to the fullest extent permitted by law for claims arising in his or her capacity as a director of the Company, provided that such director acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that the Company does not assume the defense of a claim against a director, the Company is required to advance such director’s expenses in connection with his or her defense, provided that the director undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company. A copy of the form of Agreement is filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 31, 2010 and is incorporated herein by reference.

Section 209 of the MBCA permits a Michigan corporation to include in its Articles of Incorporation a provision eliminating or limiting a director’s liability to a corporation or its shareholders for monetary damages for breaches of fiduciary duty. Section 209 of the MBCA provides, however, that liability for any of the following may not be eliminated: the amount of a financial benefit received by a director to which he or she is not entitled, intentional infliction of harm on the corporation or the shareholders, a violation of Section 551 of the MBCA, or an intentional criminal act. The Company’s Restated Articles of Incorporation, as amended, include a provision which eliminates, to the fullest extent permitted by the MBCA, director liability for monetary damages for breaches of fiduciary duty, except under the circumstances required to be excepted under the MBCA as described above.

The Company has obtained director and officer liability insurance for the benefit of its directors and officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index which is incorporated into this Item 8 by reference.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

3.1	Restated Articles of Incorporation of the Company, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 17, 2009 and incorporated herein by reference (File No. 000-22025).

3.2	Certificate of Amendment to Restated Articles of Incorporation of the Company dated February 9, 2010, filed as Exhibit 3.2 to the Company’s Post-Effective Amendment No. 1 to Form S-1 filed on March 31, 2010 and incorporated herein by reference (File No. 333-160044).

3.3	Certificate of Amendment to Restated Articles of Incorporation of the Company dated March 22, 2011, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 25, 2011 and incorporated herein by reference (File No. 000-22025).

3.4	Certificate of Amendment to Restated Articles of Incorporation of the Company dated October 8, 2013, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on October 10, 2013 and incorporated herein by reference (File No. 001-35280).

3.5	Certificate of Amendment to Restated Articles of Incorporation of the Company dated October 9, 2013, filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on October 10, 2013 and incorporated herein by reference (File No. 001-35280).

3.6	Certificate of Amendment to Restated Articles of Incorporation of the Company dated November 21, 2014, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 24, 2014 and incorporated herein by reference (File No. 001-35280).

3.7	Amended and Restated Bylaws, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 12, 2010 and incorporated herein by reference (File No. 000-22025).

4.1	Specimen Common Stock Certificate, filed as Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1/A filed on December 20, 1996 and incorporated herein by reference (File No. 333-15415).

4.2	Vericel Corporation Deferred Compensation Plan, attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 5, 2023, incorporated herein by reference (File No. 001-35280).

5.1*	Opinion of Dykema Gossett PLLC.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Dykema Gossett PLLC (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in signature pages to this Registration Statement).

107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on May 22, 2023.

VERICEL CORPORATION

By:	/s/ Dominick Colangelo
Dominick Colangelo
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Vericel Corporation, hereby severally constitute and appoint Dominick Colangelo and Joseph Mara, and each of them singly, our true and lawful attorneys, with full power to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Vericel Corporation, to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2023.

Signature	Title

/s/ Dominick C. Colangelo	President and Chief Executive Officer, Director
Dominick C. Colangelo	(Principal Executive Officer)

/s/ Joseph A. Mara	Chief Financial Officer
Joseph A. Mara	(Principal Financial Officer)

/s/ Jonathan D. Siegal	Vice President and Corporate Controller
Jonathan D. Siegal	(Principal Accounting Officer)

/s/ Robert Zerbe, M.D.	Chairman of the Board of Directors
Robert Zerbe, M.D.

/s/ Alan L. Rubino	Director
Alan L. Rubino

/s/ Heidi M. Hagen	Director
Heidi M. Hagen

/s/ Steven C. Gilman	Director
Steven C. Gilman

/s/ Kevin F. McLaughlin	Director
Kevin F. McLaughlin

/s/ Paul K. Wotton	Director
Paul K. Wotton

/s/ Lisa Wright	Director
Lisa Wright